                                                                     EXHIBIT 10E
                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN

I.   PURPOSE OF PLAN

     The purpose of the First Bank System ("FBS") Annual Incentive Plan ("Plan") is to:
          * Focus attention on both near-term performance results and long-term strategic objectives;
          * Emphasize financial and strategic business unit performance and incorporate relative performance and discretion into the evaluation process; and
          * Strengthen the link between performance and pay by building significant risk (and potential return) into the award opportunity.

II.  ELIGIBILITY FOR PARTICIPATION

     A. Participation in this Plan generally is limited to employees in positions which either control or directly influence key company or business unit resources. Participants are not required to be in managerial positions. Ongoing participation in this Plan is at the discretion of FBS executive management.

     B. Participation in this Plan is subject to approval by respective group and business unit executives and the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf. Newly hired or transferred employees, or employees promoted to qualifying positions will become eligible for participation at the discretion of FBS executive management.

     C. Participants are ineligible for participation in any other FBS incentive, bonus, or other variable pay plan, unless so authorized by the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf.

III.   BASIS OF AWARDS

     A. Performance objectives for each Participant are established at the beginning of the Plan year. Each Participant's performance objectives should be documented for review and approval through the respective group executive level, and may also be reviewed and approved by the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf.

          When establishing individual objectives, managers should ensure that performance standards and criteria are compatible with those established in the FBS Executive Incentive Plan. Consideration should be given to annual financial performance objectives for the group or business unit and discretionary criteria which may include

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN

          quantitative and qualitative measures, key initiatives, and/or individual performance expectations.

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN

     B. The Plan has no preestablished objective categories, weightings, or formulas. However, it is recommended that discretionary criteria and objectives be established in the areas of "Growth", "Profitability", "Risk" and overall "Management." At year-end, the profitability of FBS and the group or business unit will define the range of award opportunity. A discretionary assessment of individual performance against financial and strategic measures will determine the amount, if any, actually paid to each Participant.

     C. The provisions of the Plan are subject to periodic review and possible change throughout the Plan year with the approval of the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf.

IV.    AWARD PAYMENTS

     A. Target awards are expressed as a percentage of the Participant's November 30 annualized base salary. Although target award percentages are established for Participants based on grade level, Participants are not entitled to payouts solely by virtue of their participation in the Plan. Actual award amounts, if any, will be based on FBS, group and business unit performance and FBS executive management's discretionary evaluation of individual performance results. Target awards by grade level are as follows:

                                         Annual
                     Grade Level     Target Award*
                  ---------------  -----------------
                     23-24                 70%
                     21-22                 50%
                     19-20                 45%
                     17-18                 40%

            * As a percentage of November 30 annualized base salary

          There is no preestablished limit on the amount that may be paid to a Participant.

     B. Target awards for individuals who become eligible for participation during the Plan year will be based on their November 30 annualized base salary, prorated by the number of full calendar months of actual Plan participation during the Plan year.

     C. If a Participant's target award opportunity changes due to promotion or position reevaluation, the Plan year November 30 annualized based salary will be used to

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN


          determine the target award. The percentage used to calculate the target award will be prorated to reflect the target percentage prior to the change plus the target percentage after the change (e.g., seven months at 40% and five months at 45%). In evaluating the performance of Participants who change jobs during the Plan year, the length of time and performance results in each position will be considered.

     D. Awards are determined on an annual basis and paid during the first quarter of the following year. Payment is made by direct deposit to the Participant's checking account or by check if the Participant does not have a checking account with FBS. Applicable withholdings are deducted from the payment. Awards are considered earned by the Participant on the date of actual distribution.

     E. The Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf approves all award recommendations prior to submission for payment. Individual award payments may be adjusted, at the discretion of the Chairman, President and Chief Executive Officer or the Executive Vice President, Human Resources on his behalf, to reflect the impact of any event which distorts actual results achieved. Any and all awards are paid at the discretion of FBS executive management.

V.   CHANGES IN EMPLOYMENT STATUS

     A. If a Participant dies, becomes disabled (as defined by FBS Short-Term or Long-Term Disability Plan provision), retires (as defined by FBS Personnel Retirement Account provisions), or is on a leave of absence (as defined in the FBS Employee Handbook), he/she may be eligible for an award based on a year-end discretionary evaluation of performance results through the last date of active employment in the Plan-eligible position prorated by the number of full calendar months of the Participant's active employment in the Plan-eligible position.

     B. In the event of death, the award payment (if any) will be issued in the name of the deceased and either deposited in the deceased's checking account (if open) or forwarded to the estate.

     C. Participants who transfer within the company or out of eligible positions may be eligible for prorated awards based on tenure in the qualifying position, overall performance level, actual results attained, management discretion, and the approval of the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, FBS Human Resources on his behalf.

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN


     D. Under most circumstances, Participants who voluntarily or involuntarily terminate their employment with FBS prior to the date of actual payment will receive no award. Any exceptions require the approval of the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, FBS Human Resources on his behalf.

     E. If a Participant's employment is involuntarily terminated for reasons other than position elimination, no award will be paid.

     F. Generally, awards are determined and paid according to the provisions in Sections III and IV of this Plan document. Any exceptions require the approval of the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, FBS Human Resources on his behalf.

VI.    ETHICAL AND LEGAL STANDARDS

     A. Participants are required to be familiar with the FBS Code of Ethics and comply with the letter and spirit of its provisions at all times.

     B.   Particular emphasis is placed on policies prohibiting:
             * Any internal communication of confidential customer information between FBS lending and FBS investment functions;
             * Trading in or recommending the purchase or sale of certain securities based on "material inside information" about FBS or a customer;
             * Accepting or giving gifts or favors above a nominal value;
             * Potential conflicts of interest relative to fiduciary
               appointment, legacy under wills or trusts, lending relationships, participation in public affairs and directorships;
             * Arrangements with competitors that set or control prices, rates, trade practices, or marketing policies; and/or
             * Conditional agreements with customers--for example, conditioning the sale of goods or services on their purchasing additional FBS goods and services.

     C. In addition, a Participant shall not pay, offer to pay, assign or give any part of his/her compensation or any other money to any agent, customer, or representative of the customer or any other person as an inducement or reward for assistance in making a sale. Moreover, no rights under this Plan shall be assignable or subject to any pledge or encumbrance of any nature.

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN

     D. If a Participant fails to comply with the FBS code of Ethics or the ethical and legal provisions included in Section VI of this Plan document, his/her award may be deferred, reduced, or denied at the discretion of FBS management.

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN


VII. ADOPTION AND ADMINISTRATION

     A. This Plan was approved by the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf. This Plan is effective commencing January 1, 1997 and continuing until terminated or otherwise amended. In the event of Plan amendment or termination, written notification including a revised Plan (when appropriate) will be provided to Plan Participants as soon as practicable following the effective date of such change.

     B. General authority for Plan administration is held by the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf. Responsibility for on-going Plan administration rests with FBS group executives.

     C. Any exceptions to the provisions in this Plan require approval of the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf. They have sole authority to interpret the terms of this Plan.

     D. This Plan supersedes all prior variable pay plans. No agreements or understandings will modify this Plan unless they are in writing and approved by the Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf. This Plan is reviewed annually to determine the appropriateness of future continuation.

     E. The Chairman, President and Chief Executive Officer, First Bank System or the Executive Vice President, Human Resources on his behalf, reserves the right to amend this Plan, in whole or in part, including termination of such Plan at any time. Such amendments may preclude or alter the amount or timing of any payments or all awards.

     F. Participation in this Plan does not create any contract rights in the Participant, constitute a contract of employment nor a contractual agreement of payment, and shall not affect the right of FBS to discharge, transfer, or change the position of a Participant. The Plan shall not be construed to limit or prevent FBS from adopting or changing, from time to time, any rules, standards, or procedures affecting a Participant's employment with FBS or any FBS affiliate, including those which affect award payments.

                            FIRST BANK SYSTEM, INC.
                             ANNUAL INCENTIVE PLAN


     G. If any provision of this Plan is found to be illegal, invalid or unenforceable under present or future laws, that provision shall be severed from the Plan. If such a provision is severed, this Plan shall be construed and enforced as if the severed provision had never been a part of it and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the severed provision or by its severance from this Plan. In place of any severed position, there shall be added automatically as part of this Plan a provision as similar in terms to the severed provision as may be possible and be legal, valid, and enforceable.